Consent of Independent Registered Public Accounting Firm

The Board of Directors

Vringo Inc. (Development Stage Company):

We consent to the incorporation by reference in the registration statements (No. 333-164575 and No. 333-178700) on Forms S-3 of Vringo Inc. of our report dated March 30, 2012, with respect to the consolidated balance sheets of Vringo Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2011, and for the cumulative period from January 9, 2006 (inception of operations) through December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Vringo Inc.

Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, and has a deficit in stockholders’ equity, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Somekh Chaikin

Certified Public Accountants (Isr.)

A member firm of KPMG International

Jerusalem, Israel

March 30, 2012